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SEPARATION PAY AGREEMENT

THIS SEPARATION PAY AGREEMENT ("Agreement"), dated as of January 15, 2014 (the "Effective Date") is made by and between WRIGHT MEDICAL TECHNOLOGY, INC., a corporation organized and existing under the laws of the State of Delaware with its principal place of business at 1023 Cherry Road, Memphis, Tennessee 38117 (the "Company"), and JASON R. SENNER (the "Executive").

WHEREAS, the Company or its Affiliate (collectively referred to as the "Company") employs the Executive as Chief Human Resources Officer and recognizes the Executive as performing key functions for the success of e Company; and

WHEREAS, the Company has determined that it is in the best interests of the Company to institute formalized separation arrangements for certain executives of the Company, including Executive, in the event of a separation of employment; and

WHEREAS, the Executive desires to enter into this Agreement with Company;

NOW, THEREFORE, based on the foregoing, and for and in consideration of the mutual covenants contained in this Agreement, the Company and the Executive hereby agree as follows:

1.Definitions. For the purposes of this Agreement, the following capitalized terms have the meanings set forth below:

1.1"Affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934.

1.2	"Board" means the board of directors of the Company.

1.3	"Cause" means:

1.3.1(i) the willful failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), as determined by the Board in its sole discretion, which failure amounts to an intentional and extended neglect of the Executive's duties; (ii) the determination in. the sole discretion of the Board that the Executive has engaged or is about to engage in conduct materially injurious to the Company; (iii) the determination by the Board that the Executive has engaged in or is about to engage in conduct that is materially inconsistent with the Company's legal and healthcare compliance policies, programs or obligations; (iv) Executive's bar from participation in programs administered by the United States Department of Health and Human Services or the United States Food and Drug Administration or any succeeding agencies; (v) the Executive's conviction of or entering of a guilty or no contest plea to a felony charge (or

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equivalent thereof) in any jurisdiction; and/or (vi) the Executive's participation in activities proscribed in Sections 12.1, 12.3, and 12.4 or the material breach by Executive of any other material covenants contained herein. For the purposes of clause (i) of this definition, no act, or failure to act, on the Executive's part shall be deemed to be "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interests of the Company.

1.3.2Notwithstanding the foregoing, the Executive shall not be deemed terminated for Cause for the reasons in clauses (i) or (ii) of Section 1.3.l unless and until the Executive shall have been provided with reasonable notice of and, if possible, a reasonable opportunity to cure the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause..

1.4"Change in Control" shall be deemed to have occurred on or immediately before the effective date on which any of the following occurs with regard to Company:

1.4.1The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (for purposes of this Section 1.4, a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection 1.4.1, the following acquisitions shall not constitute a Change of Control: (w) any acquisition pursuant to an initial public offering of shares of common stock of the Company pursuant to a registration statement declared effective under the Securities Act of 1933, as amended; (x) any acquisition by the Company or any "affiliate" of the Company, within the meaning of 17 C.F.R. § 230.405 (an "Affiliate"); (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; or (z) any acquisition by any corporation or business entity pursuant to a transaction which complies with clauses (A), (B), and (C) of Section 1.4.2 of this definition (persons and entities described in clauses (w), (x), (y) and (z) being referred to herein as "Permitted Holders");

1.4.2The consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more

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than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any Permitted Holder referred to in clause (w), (x) or (y) of Section 1.4.1) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement providing for such Business Combination;

1.4.3 the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company;

1.4.4	the sale of at least 80% of the assets of the Company; or

1.4.5 the individuals who on the date of this Agreement constitute the Board thereafter cease to constitute at least a majority thereof; provided, however, that any person becoming a member of the Board subsequent to the date of this Agreement and·whose election or nomination was approved by a vote of at least two-thirds of the directors who then comprised the Board immediately prior to such vote shall be considered a member of the Board on the date of this Agreement.

1.5"Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated there under, as in effect from time to time.

1.6."Compensation Committee" means the compensation committee of the Board.

1.7."Competitive Business" means the development, manufacturing, supplying, producing, selling, distributing, marketing or providing for sale of any product, device, instrument or intellectual property, created, developed, manufactured or sold by the Company or any of its Affiliates or subsidiaries and which is material to the business of the Company, Affiliate or subsidiary, in each case as of the Executive's Date of Termination.

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1.8."Disability" means the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities for a period of 90 consecutive days as determined by a medical doctor selected by Executive and the Company. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

1.9.	"Good Reason" means:

1.9.1 The occurrence of any of the following without the prior written consent of the Executive, unless such act or failure to act is corrected by the Company prior to the Date of Termination specified in the Notice of Termination (as discussed in Section 3.2.3 hereof):

1.9.1.1The assignment to the Executive of any duties materially inconsistent with the range of duties and responsibilities appropriate to a senior Executive within the Company, such range to be determined by reference to past, current, and reasonable practices within the Company;

1.9.1.2A material reduction in the Executive's overall standing and responsibilities within the Company, but not including a mere title change or a transfer within the Company which does not singly or together adversely affect the Executive's overall status within the Company, provided however, that no change in reporting relationship resulting from organizational realignment due to the addition of a Chief Operating Officer or Chief Commercial Officer shall be included in this definition of Good Reason;

1.9.1.3A material reduction (i.e., more than ten percent (10%)) by the Company in the Executive's aggregate annualized compensation target (including bonus opportunity as a percentage of Base Salary) and benefits opportunities, except for an across the board reduction or modification to any benefit plan affecting all executives of the Company;

1.9.1.4The failure by the Company to pay to the Executive any portion of the Executive's current compensation and benefits, under any plan, program or policy of, or other contract or agreement with, the Company or any of its Affiliates, within thirty
(30) days of the date such compensation and/or benefits are due;

1.9.1.5.    The failure by the Company to obtain a satisfactory agreement from any successor of the Company requiring such successor to assume and agree to perform the Company's obligations under this Agreement;

1.9.1.6The failure of the Company to provide indemnification and D&O insurance protection as required in Section 9 of this Agreement;

1.9.1.7The relocation of the Executive's principal place of employment immediately prior to such move (the "Principal Location") to a location which is more

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than forty (40) miles from the Principal Location; or

1.9.1.8The material breach by the Company of any of the other provisions of this Agreement which is not cured following notice and a reasonable period of time to cure such breach.

1.9.2Notwithstanding any of the foregoing, placing the Executive on a paid leave for up to ninety (90) days pending a determination by the Company of whether there is a basis to terminate the Executive for Cause shall not constitute a Good Reason.

1.9.3Following a Change in Control and during the CIC Protection Period (as defined in Section 6), the Executive's determination that an act or failure to act constitutes Good Reason shall be presumed to be valid. The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In all events, if the Executive fails to deliver Notice of Termination with respect to a termination of his employment for Good Reason within ninety (90) days after the Executive becomes aware of the event giving rise to such right to terminate, he shall be deemed to waive his right to terminate for Good Reason with respect to such event.

1.10''Involuntary Termination" means (a) a termination of employment by the Company other than for Cause, death or Disability, or (b) the Executive's resignation of employment for Good Reason.

1.11"Incentive Compensation Awards" means awards granted under the Incentive Compensation Plan(s) providing the Executive with the opportunity to earn, on a year by-year or multi-year basis, annual and long term compensation;

1.12"Incentive Compensation Plans" means incentive compensation plans and long term compensation plans of the Company which may include plans offering stock options, restricted stocks, and other forms of long term compensation.

1.13"Person," unless otherwise defined, has the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that the term shall not include (i) the Company or any of its Affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the stock in the Company or (v) a person or group as used in Rule 13d-l(b) promulgated under the Exchange Act.

2.Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment , that any provision of this Agreement is likely to

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be interpreted as a personal loan prohibited by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the "Act"), then such provision shall be modified as necessary or appropriate so as to not violate the Act; and if this cannot be accomplished, then the Company shall use its best efforts to provide the Executive with similar, but lawful, substitute benefit(s) at a cost to the Company not to significantly exceed the amount the Company would have otherwise paid to provide such benefit(s) to the Executive. In addition, if the Executive is required to forfeit or to make any repayment of any compensation. or benefit(s) to the Company under the Act or any other law, such forfeiture or repayment shall not constitute Good Reason.

3.	Notice and Date of Termination

3.1Notice. Any termination of the Executive's employment by the Company or by the Executive prior to the Expiration Date shall be communicated by a written notice of termination to the other party (the "Notice of Termination"). Where applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement relied upon for termination of the Executive's employment under the provision so indicated.

3.2Date. The date of the Executive's termination of employment with the Company ("Date of Termination") shall be determined as follows:

3.2.1If due to the Company terminating the Executive's employment, either with or without Cause, the Date of Termination shall be the date specified in the Notice of Termination; if other than Cause, the Date of Termination shall not be less than two (2) weeks from the date such Notice of Termination is given, unless the Company elects to pay the Executive for that period in lieu of notice. Any such payment in lieu of notice would be in addition to any payments provided pursuant to Sections 5 or 6.

3.2.2. If due to death, the Date of Termination is the date of death. If due to Disability, the Date of Termination is the date the party terminating the Executive's employment for Disability provides written notice of termination due to Disability.

3.2.3. If due to the Executive's resignation for Good Reason, the Date of Termination shall be determined by the Company, but shall not be less than two (2) weeks nor more than eight (8) weeks from the date Notice of Termination is given.

3.2.4 If due to. the Executive's resignation for reasons other than Good Reason or if Executive gives notice of retirement, the Date of Termination shall be determined by the Company after the Company receives Notice of Termination or retirement, but shall not be less than two (2) weeks or more than twelve (12) weeks from the date Notice of Termination is given.

3.2.5. Notwithstanding the foregoing, for any compensation that qualifies as non-qualified compensation under Code Section 409A, the Date of Termination shall be the date the Executive experiences a "separation from service" within the meaning of Code Section 409A.

4.Termination from the Board and any Offices Held. Upon termination of the

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Executive's employment for any reason, the Executive agrees the Executive's membership on the Board of the Company, if any, the board of directors of any of the Company's Affiliates, any committees of the Board, any committees of the board of directors of any of the Company's Affiliates, and any and all offices held, if applicable, shall be automatically terminated. Executive hereby agrees to cooperate with the Company and execute any documents reasonably required by the Company or competent authorities to effect this provision.

5.Severance Benefits upon Involuntary Termination Prior to Change in Control and After the CIC Protection Period Expires In the event of the Involuntary Termination of the Executive's employment prior to a Change in Control or after the expiration of the CIC Protection Period (as defined in Section 6), the Company shall, upon the execution of the Release required in Section 12.5, pay to the Executive the following Pre-Change in Control Severance Payment in the following amounts and manner:

5.1.The total severance payment will be equal to the sum of (i) the Executive's then current annual base salary plus (ii) the Executive's then current annual target bonus; provided that if the Executive's annual base salary or target bonus has been reduced during the sixty (60) day period prior to the Date of Termination, then for purposes of severance payment calculation the higher figure will be used.

5.2.The payment will be made as follows: (i) half in a lump sum payable at or within a reasonable period of time after the Date of Termination and subject to receipt of an executed Release that has not been revoked, and (ii) the remaining half in equal consecutive monthly installments starting six (6) months after the Date of Termination with a final installment of all remaining amounts to be paid on or before March 15 of the calendar year following the year in which the Date of Termination occurred. The final installment will be equal to the total payment reduced by all the amounts previously paid (i.e., the lump sum payment and the sum of all the installment payments previously paid). Notwithstanding the provisions of clause (ii) to the contrary, if the six month period would cause the installments to begin to be paid after the March 15 date described in the first sentence of this Section 5.2, then no installments will be paid, and the second payment will be a lump sum equal to half the total payment and that payment will be paid on or before March 15 of the calendar year following the year in which the Date of Termination occurred. The installment payments (or the second lump sum payment, if applicable) are specifically designated as consideration for execution of the Release required in Section 12.5 and compliance with Executive's covenants outlined in Section
12. All payments will have applicable taxes withheld and any installment payments will be paid at such times during the month as the Company may reasonably determine.

5.3.In addition to the Pre-Change in Control Severance Payment, the Executive shall be entitled to receive the following additional benefits:

5.3.1. Accrued Obligations. The Company shall pay to the Executive a lump sum amount in cash equal to the sum of (i) the Executive's annual base salary through the Date of Termination to the extent not theretofore paid, (ii) an amount equal to any annual cash Incentive Compensation Awards earned (based on performance for the prior incentive period,

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whether that period is the prior quarter or the prior calendar year) but not yet paid, (iii) an amount equal to the value of any accrued and/or untaken vacation, if any, and (iv) reimbursement for unreimbursed business expenses, if any, properly incurred by the Executive in the performance of the Executive's duties in accordance with the policies established from time to time by the Board. (The amounts specified in clauses (i), (ii), (iii), and (iv) shall be hereinafter referred to as the "Pre-Change in Control Accrued Obligations".)

5.3.2. Equity Based Compensation. All equity-based Incentive Compensation Awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed by the terms of the applicable Incentive Compensation Plan and Incentive Compensation Award agreement, and this Agreement shall have no effect upon them.

5.3.3 Welfare Benefits. Subject to Section 10 herein, the Executive shall be eligible for health and dental coverage as provided for under COBRA, using the normal COBRA administration process of the Company. The Company will pay all costs of these benefits for a period equal to twelve (12) months, after which the Executive will be responsible for paying the full COBRA costs of benefits.. If the Executive accepts employment with another employer and is no longer eligible for COBRA coverage, these welfare benefits will cease to be provided.

5.3.4 Outplacement Benefits. The Executive shall receive outplacement assistance and services at the Company's expense for a period of one (1) year following the Date of Termination.. These services will be provided by a national firm selected by the Company whose primary business is outplacement assistance.. Notwithstanding the above, if the Executive accepts employment with another employer, these outplacement benefits shall cease on the date of such acceptance.    ·

5.3.5. Financial Planning Services. The Executive shall receive financial planning services at the Company's expense for a period of one (1) year following the Date of Termination, at a level consistent with the benefits provided under the Company's financial planning program for the Executive as in effect immediately prior to the Date of Termination.

5.3.6. Annual Physical. The Executive shall, within the 12 months following the Date of Termination, receive an annual physical at the Company's expense consistent with the physical provided under the Company's annual physical program as in effect immediately prior to the Date of Termination.

5.3.7 General Insurance Benefit. No later than March 15 of the calendar year following the year in which the Date of Termination occurred, provided Executive has made a request for the payment described in this section 5.3.7 on such form as the Company may require, Executive shall receive a payment for use in continuation of insurance coverage, such payment to be equal to the annual supplemental executive insurance benefit provided to the Executive prior to the Executive's Date of Termination. The Company will use its best efforts to make this payment at the time requested.

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6. Severance Benefits upon Involuntary Termination in Connection with and after a Change in Control. , Notwithstanding the provisions of Section 5 above, in the event of the Involuntary Termination of the Executive within twelve (12) months following a Change in Control, (the "CIC Protection Period") the Company shall pay to the Executive the following Post-Change in Control Severance Payment in the following amounts and manner:

1 .The total severance payment will be equal to two times (2x) the sum of (i) the Executive's then current annual base salary plus (ii) the Executive's then current annual target bonus; provided that if the Executive's annual base salary or target bonus has been reduced during the sixty (60) day period prior to the Date of Termination, then for purposes of severance payment calculation the higher figure will be used.

6.1.1. The payment will be made as follows: (i) half in a lump sum payable at or within a reasonable period of time after the Date of Termination and subject to receipt of an executed Release that has not been revoked, (ii) the remaining half in equal consecutive monthly installments starting six (6) months after the Date of Termination with a final installment of all remaining amounts to be paid on March 15 of the calendar year following the year in which the Date of Termination occurred. The final installment will be equal to the total payment reduced by all the amounts previously paid (i.e., the lump sum payment and the sum of all the installment payments previously paid). Notwithstanding the provisions of clause (ii) to the contrary, if the six month period would cause the installments to begin to be paid after the March 15 date described in the first sentence of this section 6.1.1, then no installments will be paid, and the second payment will be a lump sum equal to half the total payment and that payment will be paid on or before March 15 of the calendar year following the year in which the Date of Termination occurred. The installment payments (or the second lump sum payment, if applicable) are specifically designated as consideration for execution of the Release required in Section 12.5 and compliance with Executive 's covenants outlined in Section 12. All payments will have applicable taxes withheld and any installment payments will be paid at such times during the month as the Company may reasonably determine ..

6.2.In addition to the Post-Change in Control Severance Payment, the Executive shall be entitled to receive the following additional benefits :

6.2.1. Accrued Obligations. The Company shall pay to the Executive a lump sum amount in cash equal to the sum of (i) the Executive's annual base salary through the Date of Termination to the extent not theretofore paid, (ii) an amount equal to any annual cash Incentive Compensation Awards earned (based on most recently completed performance period, whether that period is the prior quarter or the prior year) but not yet paid, (iii) an amount equal to the value of any accrued and/or untaken vacation, if any, (iv) reimbursement for unreimbursed business expenses, if any, properly incurred by the Executive in the performance of the Executive's duties in accordance with the policies established from time to time by the Board, and (v) an annual incentive payment at target for the year that includes the Date of Termination, prorated for the portion of the year that Executive was employed by the Company. (The amounts specified in clauses (i), (ii), (iii), (iv), and (v) shall be hereinafter referred to as the "Post-Change in Control Accrued

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Obligations".)

6.2.2. Equity Based Compensation. All equity-based Incentive Compensation Awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed by the terms of the applicable Incentive Compensation Plan and Incentive Compensation Award agreement, and this Agreement shall have no effect upon them.

6.2.3. Welfare Benefits. The Executive shall' be eligible for health and dental coverage as provided for under COBRA, using the normal COBRA administration process of the Company. The Company will pay all costs of these benefits for 18 months after which the Executive will be responsible for paying the full COBRA costs of benefits. . If the Executive accepts employment with another employer and is no longer eligible for COBRA coverage, these welfare benefits will cease to be provided.

6.2.4. Outplacement Benefits. The Executive shall receive outplacement assistance and services at the Company's expense for a period of two (2) years following the Date of Termination. . These services will be provided by a national firm selected by the Company whose primary business is outplacement assistance.. Notwithstanding the above, if the Executive accepts employment with another employer, these outplacement benefits shall cease on the date of such acceptance.

6.2.5 Financial Planning Services. The Executive shall receive financial planning services at the Company's expense for a period of two (2) years following the Date of Termination, at a level consistent with the benefits provided under the Company's financial planning program for the Executive as in effect immediately prior to the Date of Termination.

6.2.6 Annual Physical. The Executive shall, within the 12 months following the Date of Termination, receive an annual physical at the Company's expense consistent with the physical provided under the Company's annual physical program as in effect immediately prior to the Date of Termination.

6.2.7 General Insurance Benefit. No later than March 15 of the calendar year following the year in which the Date of Termination occurred, provided Executive has made a request for the payment described in this section 6.2.7 on such form as the Company may require, Executive shall receive a payment for use in continuation of insurance coverage, such payment to be equal to two times (2x) the annual supplemental executive insurance benefit provided to the Executive prior to the Executive's Date of Termination. The Company will use its best efforts to make this payment at the time requested.

6.3. Notwithstanding anything contained herein, if a Change in Control occurs and the Executive's employment with the· Company is terminated by reason of Involuntary Termination prior to the Change in Control Date, and if such termination of employment (i) was at the request

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of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then the Executive shall, in lieu of the payments described in Section 5 hereof, be entitled to the Post-Change in Control Severance Payment and the additional benefits described in this Section 6 as if such Involuntary Termination had occurred within twelve (12) months following the Change in Control.

7. Severance Benefits upon Termination by the Company for Cause or by the Executive Other than for Good Reason. If the Executive's employment shall be terminated for Cause or if the Executive terminates employment other than for Good Reason, the Company will have no further obligations to the Executive under this Agreement other than the Pre-Change in Control Accrued Obligations.

8.Severance Benefits upon Termination due to Death or Disability. If the Executive's employment shall terminate by reason of death, the Company shall pay the Executive's estate in the case of death or to the Executive in the case of Disability, the Post- Change in Control Accrued Obligations. Such payments shall be in addition to those rights and benefits to which the Executive's estate or Executive may be entitled under the relevant Company plans or programs.

9.Nonexclusivity of Rights and Indemnification. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived the Executive's rights in writing), including, without limitation, any and all indemnification arrangements in favor of the Executive (whether under agreements or under the Company's charter documents or otherwise), and insurance policies covering the Executive, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. At all times during the Executive's employment with the Company and thereafter, the Company shall provide the Executive with indemnification and director and officer insurance insuring the Executive against insurable events which occur or have occurred while the Executive was a director or executive officer of the Company, on terms and conditions that are at least as generous as that then provided to any other current or former director or executive officer of the Company or any Affiliate.

10.Full Settlement; Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

11.Representations. The Executive hereby represents to the Company that the Executive is legally entitled to enter into this Agreement and to perform the Executive's obligations hereunder, and that the Executive has the full right, power, and authority, subject to no rights of any third parties, to grant to the Company the rights herein.-

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12.	Executive's Covenants. The Executive hereby agrees to the following:

12.1Confidentiality.    The Executive recognizes and acknowledges that the Company's and its predecessor's Confidential Information is a valuable, special, and unique asset of the Company's businesses, access to and knowledge of which are essential to the performance of the Executive's duties. Confidential Information shall include trade secrets and includes information acquired by the Executive in the course and scope of the Executive's job with the Company, including information acquired from third parties, that is (i) not generally known or disseminated outside the Company (such as nonpublic information), (ii) is designated or marked by the Company as "confidential" or reasonably should be considered confidential or proprietary , or (iii) the Company indicates through its policies, procedures or other instructions should not be disclosed to anyone outside the Company. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, "know-how", formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers, and products and services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, nonpublic information about medical devices or products of the Company (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys, and (c) any other information or matters of a similar nature. The Executive shall not, during or after the Executive 's employment by the Company, in whole or in part, disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever , nor shall the Executive make use of any such property for the Executive's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the Executive's employment by the Company; provided, however , that after the Executive' s employment by the Company ceases these restrictions shall not apply to such Confidential Information, if any, which are then in the public domain, and provided further that the Executive was not responsible, directly or indirectly, for such Confidential Information entering the public domain without the Company's consent.

12.2Inventions. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the right, title, and interest of the Executive in and to all inventions, ideas, disclosures, and improvements, whether patented or unpatented , and copyrightable material, made or conceived by the Executive, solely or jointly, during the Executive's employment by the Company or any of its predecessors which relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under consideration or development by the Company or any of its predecessors, or which otherwise relate to or pertain to the business, functions or operations of the Company or any of its predecessors, or which arise from the efforts of the Executive during the Executive's employment with the Company or any of its predecessors . The Executive shall, during and after the Executive's employment with the Company, communicate promptly and disclose to the Company, in such form as the Company

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requests, all information, details, and data pertaining to the aforementioned inventions, ideas, disclosures, and improvement s. The Executive shall, during and after the Executive's employment by the Company, execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Executive within one (1) year after the Executive 's employment with the Company ceases shall be deemed to fall within the provisions of this Section 12.2 unless proved to have been first conceived and made following such termination or expiration.

12.3.Non-Solicitation of Employees. The Executive recognizes that the Executive possesses and will possess confidential information about other employees of the Company and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customer(s) of the Company and its Affiliates. The Executive recognizes that the information the Executive possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its Affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by the Executive because of the Executive's business position with the Company and its Affiliates. The Executive agrees that at all times during the Executive's employment with the Company and for a period of twelve (12) months thereafter, the Executive will not, directly or indirectly, solicitor recruit any employee of the Company or its Affiliates for the purpose of being employed by the Executive or by any competitor of the Company or its Affiliates on whose behalf the Executive is acting as an agent, representative or employee and that the Executive will not convey such confidential information or trade secrets about other employees of the Company and its Affiliates to any other Person; provided, however, that it shall not constitute a solicitation or recruitment of employment in violation of this paragraph to discuss employment opportunities with any employee of the Company or its Affiliates if Executive has first discussed with and received the written approval of the Company's Vice President, Human Resources (or, if such position is vacant, the Company's then Chief Executive Officer), prior to making such discussions, solicitation or recruitment. In view of the nature of the Executive's employment with the Company, the Executive likewise agrees that the Company and its Affiliates would be irreparably harmed by any such solicitation or recruitment in violation of the terms of this paragraph and that the Company and its Affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief available to them.

12.4.Non-Interference and Non-Competition. During the Executive's employment by the Company and its Affiliates and for a period of twelve (12) months after such employment ceases, the Executive shall not, directly or indirectly (whether as an officer, director, owner, employee, partner or other participant), engage in any Competitive Business. During this period, the Executive shall not solicit or entice any agent, supplier, consultant, distributor, contractor, lessors or lessees of the Company or its Affiliates to make any changes whatsoever in their current relationships with the Company or its Affiliates, and will not assist any other Person or entity to interfere with or dispute such relationship. In view of the nature of the Executive's employment with the Company, the Executive likewise agrees that the Company and its Affiliates would be irreparably

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harmed by any such interference or competitive actions in violation of the terms of this paragraph and that the Company and its Affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief available to them.

12.5.Release. The Executive agrees that if the Executive's employment is terminated by the Company for any reason other than Cause, Disability or death, the Executive will execute a release of all claims substantially in the form attached hereto as Exhibit A within forty-five (45) days after the applicable Date of Termination. In the event that the Executive is covered under the Age Discrimination in Employment Act ("ADEA"), the Executive also agrees to execute the ADEA Release of all ADEA claims substantially in the form attached hereto as Exhibit B within forty-five (45) days after the applicable Date of Termination. These two documents are collectively referred to in this Agreement as the "Release."
The Executive recognizes and agrees that, notwithstanding any other Section to the contrary, the Release must be executed and not revoked within the time provided prior to the commencement of any post employment payments of any kind under this Agreement other than the Accrued Obligations set forth in Section 5.3.1.

12.6.Cooperation with Legal Matters. Executive agrees to cooperate with the Company and its designated attorneys, representatives, and agents in connection with any actual or threatened judicial, administrative or other legal or equitable proceeding in which the Company is or may become involved. Upon reasonable notice, Executive agrees to meet with and provide to the Company or its designated attorneys, representatives or agents all information and knowledge Executive may have relating to the subject matter of any such proceeding. The Company agrees to reimburse Executive for any reasonable costs incurred by Executive in providing such cooperation.

13.Specific Remedies for Executive Breach of the Covenants as outlined in Section 12. Without limiting the rights and remedies available to the Company, in the event of any breach by the Executive of the covenants set forth in Section 12 above, the following actions may be taken by the Company:

13.1.If the Company believes a breach has occurred, it will deliver to the Executive a summary of the breach and a demand for explanation or agreement that such breach has occurred; the Executive shall have ten (10) business days to respond in writing to this demand, whereupon the Company will make a decision as to whether the breach has, in fact, occurred; if it is determined such a breach has occurred, then

13.2the Company's obligation to make any payment or provide any benefits to the Executive under Sections 5, 6, 7 or 8 of this Agreement shall cease immediately and permanently, which shall not have any impact whatsoever on the Executive's continuing obligations under Sections 12.3 and 12.4; and

13.3the Executive shall repay to the Company, within ten (10) days after the Executive receives written demand therefore, an amount equal to ninety percent (90%) of the payments and benefits previously received by the Executive under this Agreement, plus interest on

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such amount at an annual rate equal to the lesser of ten percent (10%) or the maximum non usurious rate under applicable law, from the dates on which such payments and benefits were received to the date of repayment to the Company.

13.4.It is the desire and intent of the parties that the provisions of this Section 13 be enforced to the fullest extent permissible under the applicable laws in each jurisdiction in which enforcement is sought. Accordingly, if any portion of this Section 13 is adjudicated to be invalid or unenforceable, this Section 13 shall be deemed curtailed, whether as to time or location, to the minimum extent required for its validity under applicable law and shall be binding and enforceable with respect to the Executive as so curtailed, such curtailment to apply only with respect to the operation of this Section 13 in the jurisdiction in which such adjudication is made. If a court in any jurisdiction , in adjudicating the validity of this Section 13, imposes any additional terms or restrictions with respect to this Section 13, this Section 13 shall be deemed amended to incorporate such additional terms or restrictions.

13.5.Executive agrees and acknowledges that Executive has received good and adequate consideration for the covenants set forth in Sections 12 and 13 in the form of employment, compensation, and benefits separate and independent of any payments or potential payments in this Agreement.

14.	Potential Impact of Accounting Restatements on Certain Bonuses and Profits.

14.1.If the Company is required to prepare an accounting restatement of the Company's consolidated balance sheet or statement of operations affecting any reporting period that transpires during the term of employment ("the Term") due to the material noncompliance of the Company with any financial requirements under the Federal securities laws and if such material non-compliance is a direct result of the Executive's knowing, intentional, fraudulent or illegal conduct, then the Board can require the Executive to reimburse the Company for (i) any bonus or other incentive based or equity-based compensation received by the Executive from the Company during the Term and (ii) any profits realized from the sale of securities of the issuer by the Executive during the Term.

14.2.In making the determination whether to seek reimbursement from Executive and in making the determination of what portion of Executive's compensation and/or profits should be returned to the Company, the Board will seek to achieve a result that is fair to the Executive and the Company and, in that connection, the Board will consider whether any bonus, incentive payment, equity award or other compensation has been awarded or received by the Executive during the Term, whether the Executive realized any profits from the sale of securities during the Term, whether and the extent to which such compensation and/or profits were based on financial results and operating metrics that were satisfied as a result of Executive's knowing, intentional, fraudulent or illegal conduct, and what the Executive's compensation and/or profits would have been in the absence of the reporting issue. The Board has the sole discretion in determining whether Executive's conduct has or has not met the standard for such forfeiture and the amount of the forfeiture.

14.3.If the Board of Directors determines that forfeiture is appropriate as set forth

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in Section 14.1, such amounts shall be withheld from any future amounts owed to the Executive as compensation. The Company may also commence legal action to collect such sums as the Board determines is owed to the Company.

14.4.The parties agree that this Section will be amended as necessary to comply with any new rules or regulations issued by the Securities Exchange Commission during the Term which are or become mandatorily applicable to this Agreement.

15.	Successors.

15.1. Assignment by the Executive. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

15.2. Successors and Assigns of the Company. This Agreement shall inure to the benefit of and be binding upon the Company, its successors, and assigns. The Company may not assign this Agreement to any person or .entity (except for a successor described in Section
16.3 below) without the Executive's written consent.

15.3. Assumption. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company TO assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it as if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that asswnes and agrees to perform this Agreement by operation of law or otherwise.

16. Administration Prior to Change in Control.    Prior to a Change in Control, the Compensation Committee shall have full and complete authority to construe and interpret the provisions of this Agreement, to determine an individual's entitlement to benefits under this Agreement, to make in its sole and absolute discretion all determinations contemplated under this Agreement, to investigate and make factual determinations necessary or advisable to administer or implement this Agreement. All determinations made under this Agreement by the Compensation Committee shall be final and binding on all interested persons. Prior to a Change in Control, the Compensation Committee may delegate responsibilities for the operation and administration of this Agreement to one or more officers or employees of the Company. The provisions of this Section 16 shall terminate and be of no further force and effect upon the occurrence of a Change in Control.

17.	Miscellaneous.

17.1. Governing Law. This Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Tennessee without regard to conflicts of-laws principles that would require the application of any other law. The captions of this Agreement are

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not part of the provisions hereof and shall have no force or effect.

17.2. Selection of Venue. Any action to enforce the terms of this Agreement shall be brought in the state or federal courts located in Shelby County, Tennessee and both parties agree to submit to and not contest such jurisdiction and venue in such courts.

17.3. Amendment. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing executed by all parties. No person, other than pursuant to a resolution of the Board or the Compensation Committee, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

17.4. Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to such physical examination and supply such information to the insurance company as may be required in connection therewith; provided, however, that no specific information concerning the Executive's physical examination will be provided to the Company or made available to the Company by the insurance company.

17.5. Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the other party.

17.6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17.7. Notices. Any notice required or permitted to be given under this Agreement shalt be sufficient if in writing and if sent by personal delivery, by a .nationally recognized overnight courier (provided a written acknowledgement of receipt is obtained) or by certified or express mail to the Executive at his home address or to the Company at Wright Medical Technology, Inc., Attention: General Counsel, 1023 Cherry Road, Memphis, Tennessee 38117, or to such other address as either party shall notify the other. Notices and communications shall be effective when actually received by the addressee.

17.8.Taxes.

17.8.1.General. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

17.8.2.	Code Section 409A.

17.8.2.1Notwithstanding anything else to the contrary herein, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Code Section 409A or in compliance therewith, as applicable. In furtherance thereof, if payment or

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provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Code Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Code Section 409A). In addition, to the extent that any regulations or guidance issued under Code Section 409A (after application of the previous provision of this paragraph) would result in the Executive being subject to the payment of interest or any additional tax under Code Section 409A, the Company and the Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Code Section 409A, which amendment shall have the least possible economic effect on the Executive as reasonably determined in good faith by the Company and the Executive; provided however, that the Company and the Executive shall not be required to substitute a cash payment for any non-cash benefit herein.

17.8.2.2.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment, unless such termination is also a "separation from service" within the meaning of Code Section 409A and the payment thereof prior to a "separation from service" would violate Code Section 409A. For purposes of any such provision of this Agreement relating to any such payment s or benefits, references to a "termination ,"''termination of employment" or like terms shall mean "separation from service."

17.8.2.3.For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company, as the case may be.

17.8.2.4.With respect to any payment constituting nonqualified deferred compensation subject to Code Section 409A: (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company's policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

17.8.2.5.If the Executive is deemed on the Date of Termination to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided on the first business day following the date which is

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the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (B) the date of the Executive's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

17.8.3. Section 280G. The provisions set forth in Exhibit C hereto are hereby incorporated into this Agreement by this reference, and the Executive shall be entitled to the benefit of those provisions. This Section 17.8.3 and the provisions set forth in Exhibit C hereto shall be expressly assumed by any successor to the Company.

17.9 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter referred to herein and supersedes any and all prior negotiations, understandings, arrangements, letters of intent, and agreements, whether written or oral, between the Executive and the Company and its Affiliates, or any of its or their directors, officers, employees or representatives with respect thereto. This Agreement shall be effective and binding on the parties as of the date it is executed. In the event of any conflict between any provisions of this Agreement (including its Exhibits) and the provisions of any plan, program or policy of the Company or any of its Affiliates, the Agreement and its Exhibits shall govern.

17.10 Survivability. Except as otherwise expressly set forth in this Agreement, upon the termination or the expiration of the Term, the respective rights of the parties shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties hereto. The Agreement shall continue in effect until there are no further rights or obligations of the parties hereto outstanding hereunder and shall not be terminated by any party without the express written consent of all parties.

17.11 No Right of Employment. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company or shall interfere in any way with the right of the Company to terminate the Executive's employment at any time, with or without Cause.

17.12 Unfunded Obligation. The obligations under this Agreement shall be unfunded. Benefits payable under this Agreement shall be paid from the general assets of the Company. The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under this Agreement.

17.13 Attorneys' Fees. In any legal action by the Company to enforce the covenants set forth in Section 12 of this Agreement and in any other legal action by either party prior to a Change in Control to enforce any term of this Agreement, the prevailing party shall be entitled to recover all reasonable attorney's fees and litigation costs. Following a Change in Control, should either party file any action to enforce any term of this Agreement other than an action by the Company

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to enforce the covenants of Section 12 of this Agreement, the Company shall pay all reasonable attorney's fees and litigation costs incurred by Executive. Following a Change in Control, the payment of fees and litigation costs will be made on a quarterly basis following the commencement of the action upon presentation of fee statements from legal counsel of the Executive without regard to which party may ultimately be the prevailing party.

17.14 Execution. This Agreement and its Exhibits may be executed in several counterparts each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement and its Exhibits may be executed by signatures delivered by facsimile or in pdf or other electronic format, which shall be deemed to be an original.

18.Term. The term of this Agreement shall commence from the Effective Date and shall continue until the close of business of the day preceding the third (3rd) anniversary of the Effective Date; provided, however, that commencing on the second (2"d) anniversary of the Effective Date (and each anniversary of the Effective Date thereafter), the term of this Agreement shall automatically be extended for one (1) additional year, unless at least ninety (90) days prior to such date, the Company or the Executive shall give written notice to the other party that it or he, as the case may be, does not wish to so extend this Agreement. Notwithstanding the foregoing, if the Company gives such written notice to the Executive less than one (1) year after a Change in Control, the term of this Agreement shall be automatically extended until the later of (a) the date that is one (1) year after the anniversary of the Effective Date that follows such written notice or (b) the second (2nd) anniversary of the Change in Control Date.

[SIGNATURE PAGE AND EXHIBITS TO FOLLOW]

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IN WITNESS WHEREOF, the parties executed this Agreement as of the Effective date.

AGREED AND ACCEPTED

WRIGHT MEDICAL TECHNOLOGY, EXECUTIVE
INC.

By:	/s/ James A. Lightman	/s/ Jason R. Senner
	James A. Lightman, Senior Vice President	Jason R. Senner
and General Counsel

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EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release Agreement (this "Agreement"), is made and entered into this _ day of________________    , by and between Wright Medical Technology, Inc. (the "Company "), a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 1023 Cherry Road, Memphis, Tennessee 38117, and Jason R. Senner (the "Executive").

The Executive, on behalf of the Executive and the Executive's heirs, executors, administrators, successors and assigns, whether herein named or referred to or not, does hereby release, discharge, and acquit and by these presents does hereby release, acquit, and forever discharge the Company , its parent(s), successors and assigns, their agents, servants, and employees, its subsidiaries, divisions, subdivisions, and affiliates (collectively, the "Company"), of and from any and all past, present, and future claims, counterclaims, demands, actions, causes of action, liabilities damages, costs, loss of services, expenses, compensation, third-party actions, suits at law or in equity, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen, or unforeseen, real or imaginary, actual or potential, and whether arising at law or in equity, under the common law, state or federal law, or any other law, or otherwise, arising out of or relating to the Executive's employment with the Company or the termination thereof, hereinafter collectively referred to as claims. It is the intention of the parties hereto to affect a full and final general release of all such claims. It is expressly understood and agreed that this release and agreement is intended to cover, and does cover, not only all now known injuries, losses, and damages, but any future injuries, losses, and damages not now known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof. The Executive is not releasing and "claims" shall not include any rights or claims the Executive has (1) pursuant to the Employment Agreement between the Company and the Executive, any equity award granted to the Executive by the Company or the Indemnification Agreement between the Company and the Executive; (2) to be indemnified and advanced expenses in accordance with applicable law, or the Company's corporate documents or be covered under any applicable directors' and officers' liability insurance policies; (3) with respect to any rights which have accrued or become vested as of the date of this Release, including any rights to any outstanding equity awards; and (4) with respect to any claims which arise after the date this Release is executed by the Executive.

The Executive does hereby declare that the Executive does understand, covenant, and agree that the Executive will not make any claims or demands, or file any legal proceedings against the Company or join the Company as a party with respect to any claims released by the Executive herein nor shall the Executive proceed against any other party, person, firm, or corporation on the claims released above except as is necessary to enforce the terms and conditions of this Release and the Employment Agreement between the Executive and the Company. The Executive further declares that he is voluntarily forfeiting any right to recover or receive compensation in any form resulting from a legal action or demand against the Company by any other person or persons with

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respect to the claims released by the Executive herein.

THE FILING OF ANY CLAIM, DEMAND OR ANY AND ALL OTHER LEGAL PROCEEDINGS BY THE EXECUTIVE AGAINST THE COMPANY WITH RESPECT TO CLAIMS RELEASED BY THE EXECUTIVE HEREIN SHALL BE DEEMED TO BE A MATERIAL BREACH OF THE TERMS OF THIS AGREEMENT. SUCH BREACH SHALL IMMEDIATELY TERMINATE COMPANY'S DUTY TO PAY ANY FURTHER SUMS TO EXECUTIVE. ADDITIONALLY , EXECUTIVE SHALL INDEMNIFY AND HOLD HARMLESS THE COMPANY FROM ANY AND ALL JUDGMENTS, COSTS, EXPENSES, OR ATTORNEY FEES WHATSOEVER ARlSING ON ACCOUNT OF THE FILING OF ANY SUCH CLAIM, DEMAND, OR OTHER LEGAL PROCEEDINGS BY THE EXECUTIVE WITHIN RESPECT TO THE CLAIMS HE HAS RELEASED HEREIN.

It is further understood and agreed that the Company will pay and the Executive is accepting severance payments and benefits more fully described in the Employment Agreement between the parties in full accord and satisfaction of any obligations, claims, and/or disputes that Executive may have with the Company with respect to the claims released by the Executive herein.

And the parties hereby declare, understand, covenant, and agree that the terms of the Employment Agreement, and the severance payments and benefits stated therein, are the sole consideration for this Release Agreement and that the Executive voluntarily accepts said consideration for the purpose of making a full and final compromise, adjustment, and settlement of all claims for injuries, losses, and damages resulting, or to result, from the claims released by the Executive herein.

It is further understood and agreed that this is the full and complete understanding of the parties, that it is the integrated memorial of their agreement, and that there are no other written or oral understandings, agreements, covenants, promises or arrangements, directly or indirectly connected with this release, that are not incorporated herein. The terms of this release are contractual and are not mere recitals.

Notwithstanding the foregoing, nothing in this Release shall release any party from obligations resulting from the Employment Agreement nor prohibit any party from seeking the enforcement of the Employment Agreement.

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IN WITNESS WHEREOF, the parties executed this Release as of the date set forth above.

AGREED AND ACCEPTED

EXECUTIVE

Jason R. Senner